Exhibit 99.1

CHARLIE’S HOLDINGS ISSUES LETTER TO SHAREHOLDERS IN RESPONSE TO RECENT INDUSTRY NEWS

Provides Market and Business Update

COSTA MESA, CA, September 19, 2019 – Charlie’s Holdings, Inc. (the “Company” or “Charlie’s”) (OTC PINK: CHUC), an industry leader in the premium, nicotine-only, e-cigarette and hemp-derived, CBD wellness products space, announced today the release of a Letter to Shareholders from its CEO, Brandon Stump.

Dear Shareholders:

Charlie’s Holdings, Inc. is pleased to provide our shareholders with an overview of the current state of the business since completing our share exchange transaction and $27.5 million private placement transaction on April 26, 2019 with True Drinks Holdings, Inc., as well an update on the markets we participate in.

Recent Industry News and Regulation

Recent State Bans

On September 18, 2019, New York became the second state following Michigan to ban flavored nicotine liquids. Both state’s declarations were in direct response to youth vaping concerns. Charlie’s is taking these state actions very seriously.  Management has upcoming appearances on national news stations where we will be addressing the central issues that we believe warrant the focus of regulators.  While these provisional bans are not encouraging, we strongly support reasonable regulations from the Food and Drug Administration (FDA) which is why we are currently investing time, resources and capital to addressing the central issues and positioning our products for approval by the FDA, as described in this letter.

Vitamin E/THC News

Recent news has broadly attributed a number of hospitalizations and deaths among youth in the U.S. to the use of vitamin E acetate, a substance commonly found in skin creams and supplements that can be harmful if inhaled. What has not been clearly reported by the news media is that many of these cases also involve counterfeit cartridges and non-nicotine based products, including products containing THC, a market that Charlie’s does not currently participate in.

All of Charlie’s nicotine-only, e-liquid products are tested by third party laboratories which have confirmed that none of our products contain any vitamin E acetate. All of our products receive, and will continue to receive, a multitude of quality tests that ensure consumer safety. We will continue to create only high quality products that customers enjoy and that remain compliant with regulatory standards set all across the globe.

Flavored Vapor Products

Recent news reports have focused on the rising use of flavored vaping products among youth. This factor, together with the discovery of vitamin E acetate in certain vaping products, caused the Trump administration to recently announce that it is seeking a ban on flavored e-cigarettes. The FDA has indicated that it would draft a plan within the next couple of weeks that would, in response to the administration’s initial announcement, remove flavored e-cigarettes and nicotine pods from the market. Although any ban, if adopted, would negatively affect revenue attributable to Charlie’s nicotine-based flavored vaping products in the U.S., there will certainly be legal challenges and lobbying efforts to allow the sale to adults of flavored e-liquid products approved by the FDA through the Pre-Market Tobacco Approval (PMTA) process, which we address in greater detail below. Importantly, in at least one recent tweet from President Trump, he has scaled back the severity of his initial comments to express his support for vaping products as an alternative to cigarettes: “While I like the Vaping alternative to Cigarettes, we need to make sure this alternative is SAFE for ALL” Let’s get counterfeits off the market, and keep young children from Vaping!” These are all areas of regulation that Charlie’s fully agrees with and supports.

Current FDA Regulations

On July 12, 2019, only a few short months after Charlie’s completed the share exchange, District Judge Paul Grimm of the U.S. District Court for the District of Maryland set a May 12, 2020 deadline for companies to submit to the FDA a PMTA application for vapor products.  Although it was an unforeseen and significantly shortened deadline, Charlie's proactive approach leading up unto this deadline will serve us well in executing our PMTA road map.  The original filing deadline of August 8, 2022, a full three years from now, is no longer applicable. The shortened deadline has had a negative effect on the industry as a whole, resulting in downward pricing and a level of uncertainty across the entire vapor market. These developments have not changed our strategy or confidence for the long term positioning of the Charlie’s brand, and our anticipated growth. We believe that strong regulation from the FDA will promote consistent growth for reputable, fiscally responsible organizations such as Charlie’s, and we are ardent supporters of industry regulation.

Management’s Plan

Regarding the regulation of flavors in the vapor industry, the FDA has laid out an approval process for companies manufacturing e-liquids and nicotine-based products going forward. This FDA approval process, the PMTA, has a previously outlined established application deadline of May 2020. The application process is costly, requiring significant resources and necessary relationships to prepare.

Management’s plans to complete the PMTA process is important to the Company’s domestic success. The PMTA process as a whole requires a high level of both scientific analysis and intellectual property to execute. Charlie’s is utilizing industry leading contracted research organizations (CRO’s), third party laboratories, and all necessary Company resources to conduct the required analysis of its flavors to the fullest extent. By using industry leading CRO’s for the necessary analysis and testing, Charlie’s will present its product offering in the best way possible for FDA approval. Our CRO’s are conducting significant scientific research for each individual product profile, which mitigates certain risks involved in the PMTA process. By leveraging internal resources, external industry expertise and significant relationships in the space, we are confident our plans will prove effective for the PMTA application process.

Following this PMTA application deadline there is a one-year period in which the FDA is obligated to process all applications. Charlie’s will continue to sell our nicotine-based non-THC products during this evaluation period. We expect the vapor products market to consolidate considerably following the resolution of this process which should prove beneficial to Charlie’s.

While the additional regulations will require substantial investment and expense, based on anticipated cash flow from operations and existing cash on our balance sheet, we believe we have, and will continue to have, more than adequate cash resources to make the necessary investments to go through the FDA approval process.

We feel that strong regulation from the FDA will promote consistent growth for reputable, fiscally responsible organizations such as Charlie’s, and we are ardent supporters of this reasonable industry regulation. After the full PMTA process has been completed, Charlie’s anticipates it will be able to fully and positively capitalize on the growing demand and shrinking supply. Given the anticipated consolidation, regulation and forecasted industry growth, management is confident that Charlie’s will emerge well-positioned for success, solidify our position as one of the dominant market participants, and provide value to its brand and stakeholders.

Current Vapor Market

The total global market for e-cigarettes is estimated to be approximately $19.3 billion, up from approximately $6.9 billion just five years ago. Charlie’s e-liquid products are among the top five e-liquid brands in the world. Given current market research, the U.S. is the largest vaping market in the world, representing nearly 50% of the global market sales volume, and a high level of innovation and competition.

The U.S. market has experienced increasing growth rates since 2016, growing 11%, 20%, and 33%, annually during each of the last three years. Despite the upcoming PMTA deadline set by the FDA, the domestic non-THC vapor products market is expected to continue experiencing growth. Globally, the market has also shown consistent growth during 2016-2018, growing 17%, 18% and 22% year over year, respectively. Demand continues to increase.

Currently, Charlie’s e-liquid products are only being sold in the open systems market. However, approximately 55% of the nicotine-based e-liquids market is made up of disposable products and “closed system” prefilled devices and pods, similar to JUUL. Charlie’s has achieved significant growth in the open systems category and we see the establishment of a market presence for Charlie’s Chalk Dust and Pachamama e-liquids in the prefilled closed system market as a significant opportunity and key driver of future growth for the Company.

Charlie’s nicotine only e-liquid products are sold through all the top five domestic vape specialty retailers. These major chains make up 350-plus retail locations. Among online vaping outlets, our products are sold on nine of the ten largest vape ecommerce platforms. The only top ten, domestic online vaping outlet we are not currently sold on is Juul.com. Our refined packaging and exceptional quality products are purposed to sell to adult consumers, and our sophisticated flavors and premium pricing are intentional to attract an adult demographic.

International Opportunities

Management is placing a strong emphasis on international growth. Internationally, Charlie’s e-liquid products are currently sold in 93 countries around the world. We plan to focus on expanding our efforts in international markets as Charlie’s non-THC e-liquid products are well-known worldwide. Our major distribution partners have taken on higher commitments based on consumer marketing campaigns and successful new flavor rollouts specific to their markets.

The Company has recently engaged with a large manufacturer in Europe, which will offer all our products in their 160-plus locations. Charlie’s international manufacturing capabilities have resulted in growth with both current and new products in every major city in the European Union. This enhanced international manufacturing capability allows the Company to serve these markets more efficiently.

The Company will continue to grow its international business as additional relationships are established. With the future release of closed systems products, we plan to continue growing in geographies where these products are very popular such as South East Asia, Australia, and the Middle East.

CBD Category

Our Denver based operation, Don Polly LLC, has achieved $1.8 million in sales since the launch of our hemp-derived, CBD wellness products in June 2019. Don Polly has grown its operations team to 20 employees since launch. Following the success of the CBD product launch, the Company has also begun to build out a dedicated sales team to capitalize on additional market verticals and increased demand. It’s a great year for a new category product launch. We expect the strong growth to continue in 2020.

The total CBD market in 2018 amounted to $620 million in the U.S. alone. The market has continued to expand rapidly with projected growth to approximately $5.0 billion in 2019. Given the growing variety of products in the market and steadily increasing demand, research shows the CBD market is on track to grow to $23.7 billion in 2023. We look forward to continued growth in this market and the opportunities it will create for Charlie’s.

Charlie’s strives to differentiate itself in the CBD space from all of the growing competition. While our competitors typically use CO2 and ethanol extraction methods, our full spectrum CBD products are made with a proprietary, solvent-free extraction method and utilizing the full plant. Our hemp-derived products contain super foods and ancient ingredients that have a history of holistic benefits, which are unmatched in the current market.

Charlie’s is continuing to find success by penetrating new markets including yoga studios, gyms and health clubs, chiropractors, physical therapy offices, salons, pharmacies, cryotherapy centers and beyond. We will continue to infiltrate, expand, and grow our product offerings into these markets with specific marketing campaigns and products tailored to each vertical. We are positioning the Don Polly brands to be market leaders and we expect to build strong brand equity over the coming months and years.

Recent Financial and Business Developments

As we recently reported, combined revenues across our nicotine-based and hemp-derived, CBD wellness products was $6,819,000 for the three months ended June 30, 2019, a 24% increase from the prior year period. Our plan is to expand both our nicotine-based and CBD wellness products in the 2nd half of 2019, both domestically and abroad. We anticipate substantial year-over-year revenue growth in each of our markets. However, due to the uncertainty around proposed regulation and negative news coverage associated with recent hospitalizations, management is currently unable to reaffirm prior revenue guidance of approximately $35 million. We anticipate the negative impact in our nicotine-based vapor products attributable to regulatory uncertainty and negative news coverage to be partially offset by revenue attributable to the introduction of hemp-derived wellness products.

In May of 2019, Charlie’s Holdings hired Mitch Brantley as Chief Marketing Officer, and Adam Mirkovich as Chief Information Officer. Both Mitch and Adam bring years of experience across multiple consumer product spaces. We look forward to their efforts in expanding the Charlie’s brand and leveraging their industry expertise. Charlie’s has continued to grow its operations team as well, adding 15 new employees in Costa Mesa alone. The Company has also opened a new 10,000 square foot dedicated warehouse facility in Huntington Beach to facilitate continued growth in its nicotine-based product sales. In addition, in July of 2019 we added Mr. Jeff Fox to our Board of Directors. An independent director, Mr. Fox has extensive experience in consumer brand marketing and we look forward to his contributions to the Board as we continue to grow and enter new markets.

Final Thoughts

Charlie’s Holdings will continue to be a pioneer in the industries in which we operate and we fully understand what it takes to be an effective participant in a distinctive, disruptive and regulated marketplace. An environment of daily news coverage, ever-changing regulation and intensifying competition is nothing new for these industries or Charlie’s Holdings. While traditional tobacco continues to be harmful, Charlie’s is proud to create vaping products that provide a safer alternative to smokers domestically and internationally. The business opportunity continues to be bright for the nicotine-only, e-cigarette and hemp-derived CBD wellness space. Charlie’s is well positioned, and strongly and strategically prepared for future growth.

We look forward to adding value for our shareholders in the markets we participate in and sincerely thank you for your continued support.

Best Regards,

Brandon Stump
Chief Executive Officer

About Charlie's Holdings, Inc.

Charlie's Holdings Inc. (OTC: CHUC) is an industry leader in the premium, nicotine-only, e-cigarette and hemp-derived, CBD wellness liquid spaces through its subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust produces high quality vapor products currently distributed in over 90 countries around the world. Charlie's Chalk Dust has developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Launched in June of 2019, Don Polly, LLC formulates innovative hemp-derived CBD wellness products. Don Polly's high quality CBD products derive from single-strain-sourced hemp extract and high purity CBD isolate crystals. Additional information about Charlie's Holdings, Inc. can be found at www.charliesholdings.com.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

For more information, contact:

Investor Relations
Charlie’s Holdings, Inc.
1007 Brioso Dr.
Costa Mesa, CA 92627
ir@charliesholdings.com